Exhibit 3.74

VORNADO REALTY TRUST

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST:   The title of the document being corrected is Articles Supplementary (the “Articles”).

SECOND:        The sole party to the Articles is Vornado Realty Trust, a Maryland real estate investment trust (the “Trust”).

THIRD:             The Articles were filed with the State Department of Assessments and Taxation of Maryland (“SDAT”) on June 2, 2004 at 1:55 p.m.

FOURTH:        The provision of the Articles which is to be corrected and as previously filed with SDAT is the section set forth below:

1. The first sentence of the fourth paragraph of Section 10 of the Articles which, as previously filed, reads as follows:

For purposes of the foregoing provisions of this Section 9, each Series D-11 Preferred Share shall have one (1) vote per share, except that when any other series of Preferred Stock shall have the right to vote with the Series D-11 Preferred Shares as a single class on any matter, then the Series D-11 Preferred Shares and such other series shall have with respect to such matters one (1) vote per $50.00 of stated liquidation preference.

is corrected to read as follows:

For purposes of the foregoing provisions of this Section 10, each Series D-11 Preferred Share shall have one (1) vote per share, except that when any other series of Preferred Stock shall have the right to vote with the Series D-11 Preferred Shares as a single class on any matter, then the Series D-11 Preferred Shares and such other series shall have with respect to such matters one (1) vote per $50.00 of stated liquidation preference.

FIFTH: The undersigned Executive Vice President – Finance and Administration and Chief Financial Officer acknowledges this Certificate of Correction to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President – Finance and Administration and Chief Financial Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused this Certificate of Correction to be executed in its name and on its behalf by its Executive Vice President – Finance and Administration and Chief Financial Officer and attested by its Secretary this 25th day of July, 2007.

VORNADO REALTY TRUST
/s/ Joseph Macnow
Joseph Macnow
Executive Vice President – Finance and Administration and Chief Financial Officer

ATTEST:
/s/ Alan J. Rice
Alan J. Rice
Secretary